Exhibit 99.1

Spectrum Brands Announces Growth in Sales for the Third Quarter of Fiscal 2010

  Consolidated Revenues Up 10.9 Percent
  Strong Home & Garden Season Provides Double Digit Top Line Growth
  Remington’s Shaving & Grooming Revenues Are Up 23 Percent
  Continued Positive Momentum at Rayovac and VARTA Battery Labels

MADISON, Wis.--(BUSINESS WIRE)--August 17, 2010--Spectrum Brands Holdings, Inc. (the “Company” or “Spectrum”) (NYSE: SPB) today announced its financial results for its third quarter of fiscal 2010. Consolidated GAAP net sales were $653.5 million, up 10.9 percent over the third quarter of fiscal 2009. Including $82 million in cash and non-cash charges included in Interest Expense associated with the refinancing completed in connection with the June 16, 2010 closing of the transaction to add the Russell Hobbs’ portfolio of brands to Spectrum’s product offerings and $17 million of acquisition and integration costs related to that transaction, the Company recorded a GAAP net loss of $86.5 million compared with a net loss of $36.5 million for the same period of fiscal 2009. Consolidated adjusted EBITDA, a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends, was $124.1 million, up from $122.8 million of adjusted EBITDA recorded for the third quarter of fiscal 2009.

Russell Hobbs Transaction

On June 16, 2010, the transaction to combine Spectrum Brands, Inc. with Russell Hobbs, Inc. was completed pursuant to the previously announced agreement and Plan of Merger dated February 9, 2010. The addition of Russell Hobbs’ well-respected family of small appliance brands, with such notable names as Black & Decker, George Foreman, Littermaid, Farberware and Toastmaster, creates a strong $3 billion global consumer products company with solid free cash flow potential and an improved combined Balance Sheet.

The reader should note that Tables 1 and 2 of this press release, which reflect GAAP numbers, include the results of the Russell Hobbs’ businesses only from the date of the close of the transaction, June 16, 2010, through the end of the quarter, July 4, 2010.

Tables 3, 4 and 5 bridge the Company’s GAAP results to reflect the acquisition as if it occurred at the beginning of the respective period presented.

Fresh-Start Reporting

As a reminder to readers, in connection with the Company’s emergence from Chapter 11 on August 28, 2009 and in accordance with ASC Topic 852, “Reorganizations,” the Company adopted fresh-start reporting on August 30, 2009. At that time, the recorded amounts of the Company’s assets and liabilities were adjusted to reflect their fair value. As a result, the reported historical financial statements of the “Predecessor Company”, which encompass the results of operations prior to August 30, 2009 are not comparable to those of the “Successor Company”, whose results encompass the results of operations on and after August 30, 2009. (See Note 2, “Voluntary Reorganization Under Chapter 11”, of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K and any amendments thereto for the fiscal year ended September 30, 2009 for additional information on fresh-start reporting.)

Third Quarter Fiscal 2010 Consolidated Financial Results

The Company reported consolidated GAAP net sales of $653.5 million for the third quarter of fiscal 2010, compared with $589.4 million for the same period last year. These sales results were negatively impacted by $5.6 million of foreign exchange. This increase of 10.9 percent was driven by the addition of Russell Hobbs, a strong home & garden season as well as strong double-digit growth in shaving and grooming. Including the full quarters’ results for the Russell Hobbs’ businesses, net sales increased to $791 million for the third quarter of fiscal 2010 as compared with $756.4 million for the same period last year, an increase of 4.6 percent.

The Company reported a GAAP net loss of $86.5 million, or $2.53 per diluted share, for the third quarter of fiscal 2010. As a result of the cancellation of the Company’s old common stock upon its emergence from bankruptcy on August 28, 2009 and because earnings per share calculations performed prior to that date would not reflect the Company’s new capital structure following either the bankruptcy or the transaction with Russell Hobbs, the Company did not include a discussion of the comparison of the earnings per share to the third quarter of fiscal 2009 in this release.

Adjusted for certain items which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted diluted earnings per share of $0.49, a non-GAAP number, for the third quarter of fiscal 2010. These items, net of tax, include:

  $53.4 million, or $1.05 per share, related to the write off of unamortized debt issuance costs and the write off of unamortized discounts and premiums related to the extinguishment of debt that was refinanced in conjunction with the merger of Russell Hobbs;
  A $38.4 million, or $0.75 per share, adjustment to income tax expense to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate;
  $11.1 million, or $0.22 per share, of primarily legal and professional fees associated with the acquisition and integration related charges incurred in connection with the merger with Russell Hobbs;
  $5.4 million, or $0.10 per share, of adjusted earnings related to Russell Hobbs as if the merger was consummated at the beginning of the period through June 15, 2010, the date prior to the acquisition;
  Restructuring and related charges of $3.1 million, or $0.06 per share, related to several previously announced restructuring initiatives, which are listed in the footnotes to Table 3 of this release; and
  an $0.84 per share adjustment to reflect the full dilution of shares and restricted stock outstanding, post merger and assuming shares were issued and outstanding for all periods presented.

Consolidated adjusted EBITDA for the third quarter of fiscal 2010, which includes the results of Russell Hobbs’ businesses as if it was combined with Spectrum as of the beginning of the quarter, was $124.1 million compared with $122.8 million for the same period of fiscal 2009. For the quarter, foreign exchange had a $3.5 million negative impact on adjusted EBITDA.

Liquidity

The Company ended its third quarter of fiscal 2010 on July 4, 2010 with approximately $116 million in cash. As of the end of the quarter, approximately $1,563 million was outstanding under the Company’s senior credit facilities consisting of a senior secured Term Loan of $750 million, senior secured Notes of $750 million and approximately $63 million under its $300 million ABL working capital facility including cash drawn of $22 million and $41 million of letters of credit. The Company anticipates finishing its fiscal year on September 30, 2010 with a cash balance of approximately $75 million, zero cash drawn on its ABL facility and with approximately $40 million committed under letters of credit.

Segment Level Data

Global Batteries & Personal Care

Led by over 20 percent top line growth for the quarter in the shaving & grooming category as well as in the Latin American region, the Company reported $318.9 million in net sales from the Global Batteries & Personal Care segment for the third quarter of fiscal 2010 compared with $296.8 million for the same period last year. Third quarter 2010 segment sales were negatively impacted by $4.1 million of foreign exchange.

Global battery sales for the third quarter were $194.4 million compared with $185.6 million for the same period last year. Foreign exchange negatively impacted these results by $2.3 million. Despite continued competitive pressures, North American battery sales were $84.0 million for the quarter, which was up 9.1 percent over the same period of last year. European battery sales for the quarter, which were negatively impacted by $3.1 million of foreign exchange, and where the Company continued its voluntary exit of low margin private label sales, were $65.7 million as compared with $73.0 million during the same period last year. Because of this region’s focus on profitable growth, despite a smaller top line as compared with a year ago, Europe’s branded battery business saw improvement in sales, and profits from the Company’s European battery sales were up year over year. And, finally, in Latin America, battery sales were $44.7 million for the third quarter, up a strong 25.9 percent over the third quarter of fiscal 2009. Foreign exchange positively impacted Latin American battery sales by $0.5 million.

Led by solid growth in the shaving and grooming category, global sales of Remington branded products were $103.4 million for the third quarter of fiscal 2010 versus $93.4 million for the same period last year. Foreign exchange negatively impacted these results by $1.9 million.

With segment net income of $29.1 million, adjusted EBITDA for the Global Batteries & Personal Care segment was $43.9 million for the third quarter, up from $43.3 million for the same period last year. Excluding a negative foreign exchange impact of $2.6 million, adjusted EBITDA for this segment was up 7.5 percent over the third quarter of fiscal 2009.

Global Pet Supplies

Following an early pond season that materialized during the fiscal second quarter and a generally soft pet category due to macroeconomic factors, the Global Pet Supplies segment delivered net sales of $135.2 million for the third quarter, compared with $144.6 million for the same period of last year. Foreign exchange negatively impacted these results by $1.2 million.

Net income for the Global Pet Supplies segment was $17.0 million for the quarter. Despite the decline in sales, adjusted EBITDA for this segment of $24.9 million for the quarter was flat with the same period last year as the Company benefited from its successful efforts to create a lower cost structure and to improve its product mix. Foreign exchange only slightly impacted these results with a benefit of $0.4 million.

Home and Garden

With a very successful 2010 season highlighted by robust promotional activity and solid distribution gains, the Home and Garden business segment reported strong sales of $163.6 million, up 10.5 percent from $148 million for the same period last year.

With segment level net income of $40.3 million for the quarter, the Home & Garden segment’s top line growth drove its improved adjusted EBITDA for the quarter of $43.6 million, up from $41.3 million for the same period last year.

Small Appliances

Spectrum’s newest business segment, “Small Appliances,” which consists of the businesses that were added to the portfolio upon the completion of the Russell Hobbs’ transaction on June 16, 2010, reported net sales of $35.8 million for the period from June 16, 2010 to the end of the quarter on July 4, 2010. For the full quarter, these businesses had net sales of $173.3 million as compared with $167.0 million for the full third quarter of fiscal 2009.

Net income for this segment, which is calculated for only the period from the close of the transaction on June 16, 2010 through the end of the quarter on July 4, 2010 was $1.5 million. For the full quarter, with a focus on expanding its presence in the healthy cooking category and leveraging the strength of the George Foreman brand with increased promotional spending, adjusted EBITDA for the Small Appliances segment was $19.0 million compared with $20.7 million of adjusted EBITDA for the same period last year.

Outlook

The Company continues to expect to deliver fiscal 2010 net sales growth of 3 to 5 percent over fiscal 2009 and adjusted EBITDA between $430 million and $440 million for the full year fiscal 2010.

Investor Call Scheduled for 9 AM EDT Today

The Company will host an investor call at 9:00 AM EDT today, August 17, 2010. To listen to the webcast, please visit the Investor Relations homepage on the Company’s website, which can be accessed at www.spectrumbrands.com. A webcast replay will be available through August 31, 2010.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc. is a global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, included in its portfolio of widely trusted brands are Rayovac®, Remington®, Varta®, George Foreman®, Black&Decker Home®, Toastmaster®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, Littermaid®, Spectracide®, Cutter®, Repel®, and HotShot®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Spectrum Brands Holdings’ businesses generate annual revenue from continuing operations in excess of $3 billion.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Excluding the impact of current exchange rate fluctuations may provide additional meaningful reflection of underlying business trends. In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table 3, “Reconciliation of GAAP to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted loss per share on a GAAP basis to adjusted earnings per share and see attached Table 4, “Reconciliation of GAAP Net Income (Loss) from Continuing Operations to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three and nine months ended July 4, 2010 versus the three months ended June 28, 2009 on a consolidated basis and for each of the Company’s business segments. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. In addition, the Company’s management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Certain matters discussed in this news release and other oral and written statements by representatives of the Company, regarding matters such as expected sales, adjusted EBITDA and other measures of financial performance, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (3) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) the inability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and Russell Hobbs, and (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands Holdings’ and Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K for Spectrum Brands, Inc. or Quarterly Reports on Form 10-Q. Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Table 1
SPECTRUM BRANDS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
For the three and nine months ended July 4, 2010 and June 28, 2009
(Unaudited)
(In millions, except per share amounts)

	Successor Company	Predecessor Company		Successor Company	Predecessor Company
	THREE MONTHS			NINE MONTHS
	F2010	F2009	INC(DEC)	F2010	F2009	INC(DEC)
			%			%
Net sales	$653.5	$589.4	10.9%	$1,778.0	$1,641.1	8.3%
Cost of goods sold	398.7	358.7		1,125.6	1,022.9
Restructuring and related charges	1.9	0.4		5.5	13.2
Gross profit	252.9	230.3	9.8%	646.9	605.0	6.9%

Selling	112.4	95.1		327.8	301.2
General and administrative	53.8	42.4		140.0	116.8
Research and development	7.1	6.3		21.4	17.7
Acquisition and integration related charges	17.0	-		22.5	-
Restructuring and related charges	3.0	2.8		11.1	27.2

Total operating expenses	193.3	146.6		522.8	462.9

Operating income	59.6	83.7		124.1	142.1

Interest expense	132.2	48.6		230.1	148.6
Other expense (income), net	1.4	(0.8)		8.4	3.5

Loss (income) from continuing operations before reorganization items and income tax expense	(74.0)	35.9		(114.4)	(10.0)

Reorganization items, net	-	62.5		3.6	83.8

Loss from continuing operations before income taxes	(74.0)	(26.6)		(118.0)	(93.8)

Income tax expense	12.5	7.9		45.1	31.8

Loss from continuing operations	(86.5)	(34.5)		(163.1)	(125.6)

Loss from discontinued operations, net of tax (a)	-	(2.0)		(2.7)	(84.0)

Net loss	$(86.5)	$(36.5)		$(165.8)	$(209.6)

Average shares outstanding (b)	34.1	51.4		31.3	51.4

Loss from continuing operations	$(2.53)	$(0.67)		$(5.20)	$(2.44)
Loss from discontinued operations	-	(0.04)		(0.09)	(1.63)
Basic loss per share	$(2.53)	$(0.71)		$(5.29)	$(4.07)

Average shares and common stock equivalents outstanding (b) (c)	34.1	51.4		31.3	51.4

Loss from continuing operations	$(2.53)	$(0.67)		$(5.20)	$(2.44)
Loss from discontinued operations	-	(0.04)		(0.09)	(1.63)
Diluted loss per share	$(2.53)	$(0.71)		$(5.29)	$(4.07)

(a) Reflects the loss from discontinued operations, net of tax, of the growing products portion of the Home and Garden Business. The shutdown of the growing products portion of the Home and Garden Business was completed during the second quarter of Fiscal

(b) Per share figures calculated prior to rounding.

(c) For the three and nine months ended July 4, 2010 and June 28, 2009, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2
SPECTRUM BRANDS HOLDINGS, INC.
Supplemental Financial Data
For the three and nine months ended July 4, 2010 and June 28, 2009
(Unaudited)
($ in millions)

Supplemental Financial Data	F2010	F2009
Cash	$115.9	$64.4

Trade receivables, net	$378.7	$324.6
Days Sales Outstanding (a)	53	50

Inventory, net	$514.4	$361.5
Inventory Turnover (b)	2.8	4.1

Total Debt	$1,781.0	$2,530.6

	THREE MONTHS		NINE MONTHS
Supplemental Cash Flow Data	F2010	F2009	F2010	F2009
Depreciation and amortization, excluding amortization of debt issuance costs	$31.0	$15.3	$83.5	$47.5

Capital expenditures	$6.6	$2.3	$17.4	$5.6

	THREE MONTHS		FISCAL YEAR
Supplemental Segment Sales & Profitability	F2010	F2009	F2010	F2009

Net Sales
Global Batteries & Personal Care	$318.9	$296.8	$1,055.8	$973.6
Global Pet Supplies	135.2	144.6	420.4	419.1
Home and Garden	163.6	148.0	266.0	248.4
Small Appliances	35.8	-	35.8	-
Total net sales	$653.5	$589.4	$1,778.0	$1,641.1

Segment Profit
Global Batteries & Personal Care	$31.9	$37.3	$111.5	$124.4
Global Pet Supplies	17.2	19.2	37.3	45.8
Home and Garden	40.1	38.7	41.5	36.9
Small Appliances	2.1	-	2.1	-
Total segment profit	91.3	95.2	192.4	207.1

Corporate	9.8	8.2	29.2	24.5
Restructuring and related charges	4.9	3.2	16.6	40.4
Acquisition and integration related charges	17.0	-	22.5	-
Interest expense	132.2	48.7	230.1	148.6
Other expense (income), net	1.4	(0.8)	8.4	3.6

Loss (income) from continuing operations before reorganization items and income tax expense	$(74.0)	$35.9	$(114.4)	$(10.0)

Note: The merger with Russell Hobbs consummated on June 16, 2010. The financial results of Russell Hobbs are reported as a separate business segment, Small Appliances, since June 16, 2010

(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by inventory as of the end of the period.

Table 3
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP to Adjusted Diluted Earnings Per Share
For the three and nine months ended July 4, 2010 and June 28, 2009
(Unaudited)

	THREE MONTHS		NINE MONTHS
	F2010
Diluted loss per share, as reported	$(2.53)		$(5.29)

Adjustments, net of tax:
Pre acquisition merger activity	0.10	(a)	0.58	(a)
Acquisition and integration related charges	0.22	(b)	0.29	(b)
Restructuring and related charges	0.06	(c)	0.21	(d)
Discontinued operations	-		0.09	(e)
Fresh-start inventory fair value adjustment	-		0.44	(f)
Reorganization items, net	-		0.05	(g)
Write off of unamortized debt issuance costs and debt discount/premiums
	1.05	(h)	1.05	(h)
Income taxes	0.75	(i)	1.69	(i)
Share dilution assumption	0.84	(j)	2.00	(j)
Other adjustments	-		(0.06)	(k)
	3.02		6.34

Diluted earnings per share, as adjusted	$0.49		$1.05

Note: Per share figures calculated prior to rounding.

(a) For the three and nine month periods ended July 4, 2010, the net of tax adjustment of $5.4 million and $29.6 million, respectively, reflects the adjusted earnings of Russell Hobbs' business from the beginning of the period through June 15, 2010, the day prior to the merger.

(b) For the three and nine months ended July 4, 2010, reflects $11.1 million, net of tax and $14.6 million, net of tax, respectively, of acquisition and integration related charges related to the merger with Russell Hobbs. The costs were primarily legal and professional fees.

(c)  For the three months ended July 4, 2010, reflects $3.1 million, net of tax, of restructuring and related charges as follows: (i) $1.6 million for the Global Cost Reduction Initiatives announced in 2009; (ii) $1.4 million for the Global Realignment Initiatives announced in 2007; and (iii) $0.1 million for the Ningbo Exit Plan.

(d)  For the nine months ended July 4, 2010, reflects $10.8 million, net of tax of restructuring and related charges as follows: (i) $9.2 million for the Global Cost Reduction Initiatives announced in 2009; (ii) $0.7 million for the Global Realignment Initiatives announced in 2007; and (iii) $0.9 million for the Ningbo Exit Plan.

(e) Reflects a loss from discontinued operations, net of tax, of $2.7 million related to the Company's shutdown of the growing products portion of the Home and garden Business.  The shutdown was completed during the Company's second quarter of Fiscal 2009.

(f) Reflects $22.6 million, net of tax, related to an inventory write-up in conjunction with the valuation of the Company as a result of fresh-start reporting upon the Company's emergence from bankruptcy in the fourth quarter of Fiscal 2009.

(g) Reflects $2.4 million, net of tax, related to professional fees in conjunction with the Company's voluntary filing for bankruptcy under Chapter 11.

(h) Reflects $53.4 million, net of tax, related to the write off of unamortized debt issuance costs and the write off of unamortized discounts and premiums related to extinguishment of debt that was refinanced in conjunction with the merger of Russell Hobbs.

(i) For the three and nine months ended July 4, 2010, reflects $38.4 million, net of tax and $86.3 million, net of tax, respectively, adjustment to income tax expense to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(j) Adjustment to reflect the full dilution of shares and restricted stock outstanding, post merger, and assuming shares where issued and outstanding for all periods presented as the Company per share data above assumes that the merger with Russell Hobbs was consummated prior to all periods presented.

(k) For the nine months ended July 4, 2010, general and administrative expenses include $3.1 million, net of tax, related to expiring taxes and related estimated penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, for which the examination period expired.

Note:  Due to the cancellation of the Predecessor Company's common stock upon the emergence from Chapter 11 bankruptcy, the Company does not have comparable results for the prior year as the prior year earnings were attributable to the Predecessor Company's common stock, which was extinguished upon emergence.

Table 4
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA
for the three months ended July 4, 2010
(Unaudited)
($ millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Small Appliances	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Net Income (loss)	$29.1	$17.0	$40.3	$1.5	$(29.7)	$(144.7)	$(86.4)

Income tax expense	-	-	-	-	-	12.5	12.5
Interest expense	-	-	-	-	-	50.1	50.1
Write-off unamortized discounts and financing fees (b)						82.1	82.1
Pre-acquisition earnings				14.9			14.9
Restructuring and related charges	1.2	0.9	(0.2)	-	2.9	-	4.9
Acquisition and Integration related charges	-	-	-	1.5	15.5		17.0
Accelerated Depreciation and Amortization (c)	-	-	-	-	(2.1)		(2.1)
Russell Hobbs Inventory fair value adjustment				0.3			0.3

Adjusted EBIT	30.3	17.9	40.1	18.3	(13.5)	-	93.1
Depreciation and Amortization	13.5	7.0	3.5	0.8	6.1	-	31.0

Adjusted EBITDA	$43.9	$24.9	$43.6	$19.0	$(7.4)	$-	$124.1

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects $61.4 million write off of unamortized deferred financing fees and discounts associated with the company's capital structure refinanced on June 16, 2010; $4.2 million charge related to pre-payment premiums associated with the paydown of the ABL and FILO extinguished on June 16, 2010 and $16.5 million related to the termination of interest swaps and commitment fees.

(c) Adjustment reflects restricted stock amortization and accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation and amortization.

Table 4
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA
for the 9 months ended July 4, 2010
(Unaudited)
($ millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Small Appliances	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Net Income (loss)	$100.6	$35.0	$31.0	$1.5	$(58.9)	$(275.1)	$(165.8)

Loss from discontinued operations, net of tax	-	-	2.7	-	-	-	2.7
Income tax expense	-	-	-	-	-	45.0	45.1
Interest expense	-	-	-	-	-	148.0	148.0
Write-off unamortized discounts and financing fees (b)	-	-	-	-	-	82.1	82.1
Pre-acquisition earnings	-	-	-	66.3	-	-	66.3
Restructuring and related charges	2.5	3.6	7.7	-	2.9	-	16.6
Acquisition and Integration related charges	-	-	-	1.5	21.0	-	22.5
Reorganization Items	-	-	-	-	3.6	-	3.6
Accelerated Depreciation and Amortization (c)	-	-	(0.3)	-	(2.1)	-	(2.4)
Fresh-Start Inventory fair value adjustment	18.6	13.7	2.2	-	-	-	34.5
Russell Hobbs Inventory fair value adjustment	-	-	-	0.3	-	-	0.3
Brazilian IPI Credit/Other	(4.8)	(0.1)	-	-	-	-	(4.9)

Adjusted EBIT	116.9	52.2	43.4	69.7	(33.6)	-	248.6
Depreciation and Amortization	38.3	21.4	10.3	0.8	12.8	-	83.5

Adjusted EBITDA	$155.2	$73.5	$53.7	$70.5	$(20.8)	$-	$332.1

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects $61.4 million write off of unamortized deferred financing fees and discounts associated with the company's capital structure refinanced on June 16, 2010; $4.2 million charge related to pre-payment premiums associated with the paydown of the ABL and FILO extinguished on June 16, 2010 and $16.5 million related to the termination of interest swaps and commitment fees.

(c) Adjustment reflects restricted stock amortization and accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation and amortization.

Table 4
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA
for the three months ended June 28, 2009
(Unaudited)
($ millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Small Appliances	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Net Income (loss)	$37.1	$19.2	$35.4	$-	$(71.8)	$(56.5)	$(36.5)

Loss from discontinued operations, net of tax	-	-	2.0	-	-		2.0
Income tax expense	-	-	-	-	-	7.9	7.9
Interest expense	-	-	-	-	-	48.6	48.6
Pre-acquisition earnings				20.7			20.7
Restructuring and related charges	1.0	0.2	1.2	-	0.9	-	3.2
Reorganization Items	-	-	-	-	62.5	-	62.5
Accelerated Depreciation (b)	-	-	(0.4)	-			(0.4)
Brazilian IPI Credit	(0.8)	-	-	-	-	-	(0.8)

Adjusted EBIT	37.3	19.5	38.3	20.7	(8.4)	-	107.4
Depreciation and Amortization	5.9	5.4	3.1	-	0.9	-	15.3

Adjusted EBITDA	$43.3	$24.9	$41.3	$20.7	$(7.5)	$-	$122.8

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation.

Table 4
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA
for the 9 months ended June 28, 2009
(Unaudited)
($ millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Small Appliances	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Net Income (loss)	$99.4	$41.9	$(50.1)	$-	$(120.5)	$(180.4)	$(209.6)

Loss from discontinued operations, net of tax	-	-	84.0	-	-	-	84.0
Income tax expense	-	-	-	-	-	31.8	31.8
Interest expense	-	-	-	-	-	148.6	148.6
Pre-acquisition earnings				56.7			56.7
Restructuring and related charges	20.6	4.7	2.9	-	12.2	-	40.4
Reorganization Items	-	-	-	-	83.8	-	83.8
Accelerated Depreciation (b)	(2.7)	-	(0.4)	-	-	-	(3.1)
Brazilian IPI Credit	(4.9)	-	-	-	-	-	(4.9)

Adjusted EBIT	112.4	46.6	36.5	56.7	(24.5)	-	227.7
Depreciation and Amortization	20.6	16.2	8.4	-	2.3	-	47.5

Adjusted EBITDA	$133.0	$62.8	$44.9	$56.7	$(22.2)	$-	$275.2

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation.

Table 5
SPECTRUM BRANDS HOLDINGS, INC.
Pro Forma Net Sales Comparison
For the three and nine months ended July 4, 2010 and June 28, 2009
(Unaudited)
(In millions, except per share amounts)

	THREE MONTHS			NINE MONTHS
	F2010	F2009	INC(DEC)	F2010	F2009	INC(DEC)
			%			%
Spectrum Brands (a)	$653.5	$589.4	10.9%	$1,778.0	$1,641.1	8.3%
Russell Hobbs (b)	137.5	167.0		544.0	570.3

Pro Forma Net Sales	$791.0	$756.4	4.6%	$2,322.0	$2,211.4	5.0%

(a) Net sales for Spectrum Brands for the three months and nine months ended July 4, 2010 include net sales for Rusell Hobbs from the date of acquisition, July 16, 2010 to the end of the period.

(b) For all periods presented, net sales for Russell Hobbs have been restated to reflect the acquisition as if it occurred at the beginning of the period presented.

CONTACT:
Spectrum Brands
Investor Contact:
Carey Phelps, 770-360-5292
DVP Investor Relations
or
Tony Genito, 770-360-5288
CFO
or
Media Contact:
MS&L for Spectrum Brands
Rob Baskin, 404-870-6854